Exhibit 99.1

Nuverra Environmental Solutions Reports Second Quarter 2014 Results

SCOTTSDALE, Ariz. (August 7, 2014) — Nuverra Environmental Solutions (NYSE: NES) (“Nuverra” or “the Company”), a leading provider of full-cycle environmental solutions to the energy and industrial end-markets, today announced financial results for its second quarter and six months ended June 30, 2014.

Summary of Key Second-Quarter Financial Results1

•	Revenue was $126.9 million ($156.6 million including TFI).

•	Net loss from continuing operations for the quarter was $(24.7) million (net loss of $(23.3) million including TFI).

•	Adjusted EBITDA was $22.9 million ($25.9 million including TFI).

•	Net cash capital expenditures were $13.9 million in the second quarter ($15.2 million including TFI).

1 Results of operations of Thermo Fluids Inc. (“TFI”) are reflected as discontinued operations due to its pending divestiture.

Mark D. Johnsrud, Chief Executive Officer, commented, “During the second quarter, we sharpened our focus on pricing within the Shale Solutions segment in order to further strengthen our overall platform and reduce low-margin business. We implemented pricing increases in multiple basins during the quarter, which included releasing some business that does not meet our profitability targets. We also identified opportunities to become more efficient and reduce costs. While these activities as a whole resulted in essentially flat sequential revenue for the second quarter, we achieved a 220 bps sequential improvement in adjusted EBITDA margins at our Shale Solutions segment, and a 328 bps sequential improvement in adjusted EBITDA margins from continuing operations.”

The Company also continued to advance its business model and address evolving customer demands, including initiatives for the construction of fixed pipelines and comprehensive solids treatment and reuse solutions. “As shale drilling, completion, and production work expands and matures, the industry is seeing significant increases in well density, which is heightened by the presence of stacked pay zones in certain basins,” Mr. Johnsrud commented. “This is enhancing customer interest in long-term solutions for solids management, as well as fixed pipelines to deal with increasing amounts of water, which is a function of both increased production and more water-intensive hydraulic fracturing methods. As an example, during the second quarter the Company handled an increase of over 20% in liquid disposal volumes quarter over quarter.”

Relating to growing its pipeline solutions initiatives, Nuverra recently executed a Memorandum of Understanding with a major customer to construct a significant fixed pipeline system for produced, flowback, and fresh water backed by a long-term contract. The Company is currently working on finalizing a definitive agreement for the system. Subject to successful completion of the definitive agreement, project development is currently expected to begin in the late fourth quarter of 2014 or first quarter of 2015 and to be completed in late 2015. Current contemplated capital investments in the pipeline system are estimated between $125 and $150 million. The Company is also in active discussions with other customers for additional fixed pipeline initiatives in multiple basins.

“We are very excited about the progress we have made in advancing our pipeline initiatives,” Mr. Johnsrud commented. “We believe fixed pipelines will play a critical role as shale basins mature. Long-term demand from production-related water grows with more wells on production, and advances in fracing techniques are resulting in significant increases in water volumes. Nuverra is at the forefront of this industry development, given our team’s expertise as well as our experience with our Haynesville pipeline.”

Additionally, the Company continues to take steps to advance its handling of drilling solids. The construction of additional assets to expand solids treatment and reuse initiatives at Nuverra’s Environmental Treatment Center located at its landfill in the Bakken Shale area is on track to generate incremental revenue beginning in the fourth quarter of 2014.

The Company also completed its previously announced acquisition of permitted land in the Eagle Ford, and is moving forward to develop a comprehensive solids treatment, recycling and disposal facility which it expects to be operational in the second half of 2015.

In conjunction with these growth initiatives, the Company is considering a drop-down Master Limited Partnership (“MLP”) strategy. The Company currently believes that this structure could potentially include assets currently in operation, as well as future assets the Company develops. The Company has engaged a law firm to assist it with this process, including seeking to obtain a Private Letter Ruling (“PLR”) from the Internal Revenue Service.

The Company reaffirmed its belief that E&P operator activities, particularly on the completions side, will increase through the balance of the fiscal year. Mr. Johnsrud commented, “We remain optimistic that drilling and completion activities will continue to grow in the back half of the year based on growing well density and increasing use of hybrid and slickwater fracs, all of which require abundantly more water. We are confident our expanded service offerings, some of which are commencing in 2014, will complement this continued industry growth.”

Second Quarter 2014 Financial Overview

Including TFI, second quarter revenue was $156.6 million, compared with $165.5 million in the second quarter of 2013, and $155.7 million in the first quarter of 2014.

Adjusted EBITDA for the second quarter of 2014 including TFI was $25.9 million, compared with $33.3 million for the same prior-year period, and $22.0 million in the first quarter of 2014. Excluding TFI, adjusted EBITDA in the second quarter was $22.9 million compared with $28.0 million in the second quarter of 2013, and $18.9 million in the first quarter of 2014.

The Company incurred non-recurring adjustments to EBITDA from continuing operations in the second quarter totaling $13.0 million, primarily due to expenses related to the settlement of legacy legal matters. These adjustments included $5.5 million in settlement expense and $1.3 million in legal fees for a total of $6.8 million to resolve all claims related to the previously disclosed lawsuit in Dimmit County, Texas. Also, as part of the previously announced China Water settlement, the Company recorded a non-cash settlement charge of $3.6 million related to the change in the market value of the 847,990 shares issued as part of that settlement, as well as $1.0 million of final legal expenses and defense costs.

Jay C. Parkinson, Chief Financial Officer, commented, “We are very pleased to conclude these legacy matters and look forward to executing on this management team’s vision and strategy to create long-term growth and value for the future. We have removed potential obstacles by resolving significant litigation matters and completing the integration and rebranding of our shale business. We have taken decisive actions to revitalize our operating model and are very excited to clear the path and execute on our new initiatives.”

On June 30, 2014, cash and cash equivalents were $3.3 million excluding TFI ($4.4 million including TFI) and total debt was $580.52 million, including $400.0 million of senior unsecured notes, $163.3 million drawn under the Company’s asset-based revolving credit facility and $17.2 million in capital leases. Net cash capital expenditures including TFI in the second quarter totaled $15.2 million, primarily related to the ongoing construction of the Company’s new environmental treatment center for solids in the Bakken.

As previously disclosed, during the second quarter the Company amended its Stock Purchase Agreement (“SPA”) relating to the sale of TFI to Verolube USA, which included a transaction closing deadline of August 29, 2014. The Company has completed and delivered to Verolube USA all required TFI stand alone audits and interim reviews, as required under the revised SPA.

2 Excludes unamortized discount and premium of $0.7 million, net.

Operational Highlights

For the second quarter, total Shale Solutions revenue was $126.9 million, of which $92.2 million was derived from predominantly liquids-rich areas and $34.6 million was derived from predominantly gas-rich areas.

Reviewing basin-level operational detail:

Bakken

In the Bakken Shale area, revenues declined slightly from the first quarter of 2014, primarily related to utilization declines in the Company’s rental business due to the impact of over-supply in the basin. This was largely offset by continued growth in landfill solids volumes, as well as increases in liquid disposal volumes, which resulted in overall sequential increases in margins.

Marcellus and Utica

In the Marcellus and Utica Shale areas, revenues increased sequentially as the positive trends exiting the first quarter continued and drilling and completion activities returned to normalized levels. Mr. Parkinson said “A significant opportunity remains for the management of water containing high levels of total dissolved solids. We opened a new treatment system in April in response to our customers’ needs, and we are also seeing increased volumes at our existing AWS treatment facility. The Marcellus/Utica is also an area where we have been highly focused on improving our margins, and we recently implemented a price increase with our largest customer, which will take effect beginning in the third quarter.”

Haynesville / Tuscaloosa Marine Shale

Revenues increased sequentially in the Haynesville Shale, reflecting an uptick in drilling activity in the basin, as well as higher pipeline volumes. “We continue to be enthusiastic about developments in the Haynesville,” Mr. Parkinson said. “Activity levels have increased, particularly in the Cotton Valley formation, and we saw increasing pipeline volumes during the quarter as a result. We see a number of Cotton Valley wells that were drilled in the first half of 2014 coming onto production in the second half of the year, which we believe will drive incremental pipeline volumes. During the quarter, we implemented pricing increases with a number of customers in the basin.”

Activities in the Tuscaloosa Marine Shale region also increased in the second quarter, and the Company expects to see increasing demand in this region through the balance of the year as operators expand their drilling and completion activities. The Company had previously curtailed activities in the basin in 2013, but due to recent industry activity increases has re-commenced operations.

Eagle Ford

The Eagle Ford operations delivered continuing improvements in the second quarter, including sequential revenue and adjusted EBITDA growth. The Company is focused on efficiency and continued growth in the basin, including construction of an environmental treatment center at its recently acquired permitted land.

During the second quarter, the Company finalized the shutdown of its operations in the Barnett Shale area, after concluding that revenue generated in the basin did not meet its margin and return on capital targets, and also reduced activity in certain areas of Oklahoma and Kansas. The Company expects to continue to actively review its operations, pricing strategy, and efficiency in each basin with the goal of improving operating margins and returns on invested capital.

Business Outlook

Mr. Johnsrud provided commentary on the Company’s strategy and business outlook for the second half of the year:

“Looking ahead, the trends we observed in the second quarter support our expectation for a stronger back half of the year. We anticipate E&P spending levels related to drilling and completion activities to continue to intensify, which will require that more fluids and solids be managed both on and off the well sites. The anticipated increase in E&P spending combined with an increasingly demanding environmental regulatory landscape forms the basis for our positive outlook. Additionally we believe the progress we have made in advancing our integrated business model, including new initiatives like the pipeline and Environmental Treatment Centers for solids, will drive margins, growth, and returns on invested capital.”

Conference Call & Webcast

The Company will host a conference call to discuss its second quarter 2014 financial results at 4:30 p.m. ET (1:30 p.m. PT) today. To participate on the conference call, please dial +1-800-289-0438 (US) or +1-913-312-1378 (International) and reference conference ID 3553637. An audio replay of the call will be available approximately one hour following the conclusion of the call through August 21, 2014. The audio replay of the conference call can be accessed by dialing +1-888-203-1112 (US) or +1-719-457-0820 (International) and entering access code 3553637. The call will be webcast live and a replay available by accessing the “Investors” section of the Company’s web site at www.nuverra.com.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on the Company’s web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other non-recurring charges, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “confident,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of growth, revenues, business activity, adjusted EBITDA, pipeline and solids treatment initiatives, and landfill and treatment facility activities, as well as statements regarding possible divestitures, timing of such divestitures, acquisitions, financings, business growth and expansion opportunities, availability of capital, ability to access capital markets, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated, including risks that such transactions may fail to close due to unsatisfied closing conditions; uncertainty relating to successful negotiation, execution and consummation of all necessary definitive agreements in connection with our strategic initiatives; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling and completion activities and capital expenditure plans; shifts in production among shale areas in which we operate and/or into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Form 10-Q for the three months ended June 30, 2014, its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov and the Company’s web site at http://www.nuverra.com. As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere herein, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Nuverra Environmental Solutions

Nuverra Environmental Solutions, Inc.

Liz Merritt, 602-903-7802

VP-Investor Relations & Communications

ir@nuverra.com

- or -

The Piacente Group, Inc.

Don Markley or Glenn Garmont, 212-481-2050

nuverra@tpg-ir.com

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Non-rental revenue	$107,299	$114,495	$217,143	$223,819
Rental revenue	19,563	20,482	37,733	41,805

Total revenue	126,862	134,977	254,876	265,624
Costs and expenses:
Direct operating expenses	92,757	95,644	186,383	187,656
General and administrative expenses	24,655	15,403	43,203	29,482
Depreciation and amortization	21,370	28,003	42,281	56,054
Restructuring, impairment and exit costs	—	4,952	—	4,952

Total operating expenses	138,782	144,002	271,867	278,144

Loss from operations	(11,920)	(9,025)	(16,991)	(12,520)
Interest expense, net	(12,969)	(13,256)	(25,019)	(26,671)
Other income (expense), net	472	(208)	52	(1,239)
Loss on extinguishment of debt	—	—	(3,177)	—

Loss from continuing operations before income taxes	(24,417)	(22,489)	(45,135)	(40,430)
Income tax (expense) benefit	(305)	824	8,499	14,760

Loss from continuing operations	(24,722)	(21,665)	(36,636)	(25,670)
Income from discontinued operations, net of income taxes	1,453	8,816	1,912	189

Net loss attributable to common stockholders	$(23,269)	$(12,849)	$(34,724)	$(25,481)

Net loss per common share attributable to common stockholders:
Basic and diluted loss from continuing operations	$(0.97)	$(0.89)	$(1.45)	$(1.07)
Basic and diluted income from discontinued operations	0.06	0.36	0.08	0.01

Net loss per basic and diluted share	$(0.91)	$(0.53)	$(1.37)	$(1.06)

Weighted average shares outstanding used in computing net loss per basic and diluted common share	25,524	24,241	25,273	24,042

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)	(Note 1)
Assets
Cash and cash equivalents	$3,347	$8,783
Restricted cash	112	110
Accounts receivable, net	96,929	87,086
Inventories	3,662	3,328
Prepaid expenses and other receivables	4,433	10,457
Deferred income taxes	22,123	30,072
Other current assets	125	409
Current assets held for sale	25,458	21,446

Total current assets	156,189	161,691

Property, plant and equipment, net	483,020	498,541
Equity investments	4,032	4,032
Intangibles, net	140,663	149,363
Goodwill	408,696	408,696
Other assets	19,719	21,136
Long-term assets held for sale	169,230	167,304

Total assets	$1,381,549	$1,410,763

Liabilities and Equity
Accounts payable	$23,252	$33,229
Accrued expenses	66,385	63,431
Current portion of contingent consideration	9,924	13,113
Current portion of long-term debt	6,326	5,464
Financing obligation to acquire non-controlling interest	10,394	—
Current liabilities of discontinued operations	9,683	9,301

Total current liabilities	125,964	124,538

Deferred income taxes	28,069	42,982
Long-term portion of debt	573,503	549,713
Long-term portion of contingent consideration	1,461	2,344
Other long-term liabilities	3,984	4,324
Financing obligation to acquire non-controlling interest	—	10,104
Long-term liabilities of discontinued operations	31,719	32,389

Total liabilities	764,700	766,394

Commitments and contingencies
Common stock	28	27
Additional paid-in capital	1,348,412	1,341,209
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(712,088)	(677,364)

Total equity of Nuverra Environmental Solutions, Inc.	616,849	644,369

Total liabilities and equity	$1,381,549	$1,410,763

Note 1: The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(34,724)	$(25,481)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Income from discontinued operations, net of income taxes	(1,912)	(189)
Depreciation	33,581	43,721
Amortization of intangible assets	8,700	12,333
Amortization of deferred financing costs	1,646	2,411
Amortization of original issue discounts and premiums, net	72	72
Stock-based compensation	1,408	2,123
Impairment of property, plant and equipment	—	3,499
(Gain) loss on disposal of property, plant and equipment	(2,248)	95
Bad debt expense	1,014	915
Loss on extinguishment of debt	3,177	—
Deferred income taxes	(6,965)	(14,955)
Other, net	1,147	816
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments:
Accounts receivable	(10,857)	6,956
Prepaid expenses and other receivables	6,024	(1,317)
Accounts payable and accrued expenses	(3,429)	2,781
Other assets and liabilities, net	(515)	566

Net cash (used in) provided by operating activities from continuing operations	(3,881)	34,346
Net cash provided by operating activities from discontinued operations	2,880	2,130

Net cash (used in) provided by operating activities	(1,001)	36,476

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(738)
Proceeds from the sale of property, plant and equipment	3,810	477
Purchases of property, plant and equipment	(23,943)	(21,400)
Proceeds from acquisition-related working capital adjustment	—	2,067

Net cash used in investing activities from continuing operations	(20,133)	(19,594)
Net cash used in investing activities from discontinued operations	(2,262)	(1,600)

Net cash used in investing activities	(22,395)	(21,194)

Cash flows from financing activities:
Proceeds from revolving credit facility	50,725	17,000
Payments on revolving credit facility	(27,700)	(34,500)
Payments for deferred financing costs	(734)	(229)
Payments on notes payable and capital leases	(2,700)	(2,596)
Other financing activities	(1,013)	(529)

Net cash provided by (used in) financing activities of continuing operations	18,578	(20,854)
Net cash used in financing activities of discontinued operations	—	(400)

Net cash provided by (used in) financing activities	18,578	(21,254)

Net decrease in cash and cash equivalents	(4,818)	(5,972)
Cash and cash equivalents – beginning of period	9,212	16,211

Cash and cash equivalents – end of period	4,394	10,239
Less: cash and cash equivalents of discontinued operations – end of period	1,047	1,565

Cash and cash equivalents of continuing operations – end of period	$3,347	$8,674

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED ADJUSTED EBITDA GAAP RECONCILIATION

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Loss from continuing operations	$(24,722)	$(21,665)	$(36,636)	$(25,670)
Depreciation of property, plant and equipment	16,974	21,664	33,581	43,721
Amortization of intangible assets	4,396	6,339	8,700	12,333
Interest expense, net	12,969	13,256	25,019	26,671
Income tax expense (benefit)	305	(824)	(8,499)	(14,760)

EBITDA	9,922	18,770	22,165	42,295

Adjustments:
Transaction-related costs, including earnout adjustments, net	—	532	513	1,524
Stock-based compensation	1,115	1,333	1,408	2,123
Texas court case settlement	5,500	—	5,500	—
Shareholder litigation settlement	3,581	—	3,581	—
Legal and environmental costs, net	3,701	73	5,557	2,470
Restructuring, impairment, exit and other costs	63	4,952	63	4,952
Loss on extinguishment of debt	—	—	3,177	—
Integration, severance and rebranding costs	—	2,324	2,072	3,002
Gain on disposal of assets	(993)	—	(2,248)	—

Adjusted EBITDA from continuing operations	22,889	27,984	41,788	56,366
Adjusted EBITDA from discontinued operations	3,016	5,280	6,114	8,984

Total Adjusted EBITDA	$25,905	$33,264	$47,902	$65,350

Reconciliation of income from discontinued operations to EBITDA and Adjusted EBITDA from discontinued operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income from discontinued operations	$1,453	$8,816	$1,912	$189
Depreciation of property, plant and equipment	—	675	—	1,340
Amortization of intangible assets	—	2,593	—	5,324
Interest expense	—	—	—	—
Income tax (benefit) expense	(31)	(7,514)	1,665	757

EBITDA from discontinued operations	1,422	4,570	3,577	7,610

Adjustments:
Transaction-related costs	907	—	1,931	—
Legal and environmental costs	733	710	733	1,374
Gain on disposal of assets	(46)	—	(127)	—

Adjusted EBITDA from discontinued operations	$3,016	$5,280	$6,114	$8,984

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES RECONCILIATION

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2014	2014
Net cash capital expenditures from continuing operations	$13,941	$20,133
Net cash capital expenditures from discontinued operations	1,212	2,262

Total net cash capital expenditures	$15,153	$22,395